EXHIBIT 3.1

Certificate of Incorporation of Encore, as amended,

including Certificate of Designations, Preferences and Limitations of Series A Preferred,

as amended

CERTIFICATE OF INCORPORATION

OF

HEALTHCARE ACQUISITION CORP.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is Healthcare Acquisition Corp.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Country of New Castle 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 21,000,000 of which 20,000,000 shares shall be Common Stock of the par value of $.001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.001 per share.

A. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and address of the sole Incorporator of the Corporation are as follows:

Name	Address
Scott H. Margol	200 East Broward Boulevard P.O. Box 1900 Fort Lauderdale, Florida 33302

SIXTH: The following paragraphs (A) through (E) shall apply during the period commencing upon the consummation of the Corporation’s initial public offering of securities (“IPO”) and terminating upon the consummation of any “Business Combination,” and may not be amended during such period. A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, exchange of capital stock, asset or stock acquisition or other similar type of transaction, of any business (“Target Business”) in the medical products and/or services industry.

A. Prior to the consummation of any Business Combination, the corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that the holders of a majority of the outstanding Voting Stock vote for the approval of the Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if 20% or more in interest of the holders of the Public Shares (as hereafter defined) exercise their conversion rights described in paragraph B below.

B. In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any holder of shares of Common Stock issued in the IPO (“Public Shares”) who voted against the Business Combination may demand that the Corporation convert his Public Shares into cash. If so demanded, the Corporation shall convert such Public Shares at a per-share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, as of the record date for determination of stockholders entitled to vote on the Business Combination, by (ii) the number of Public Shares. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which certain net proceeds of the IPO are deposited.

C. In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that an agreement for a Business Combination was executed but was not consummated within such 18 month period (the later of such dates being referred to as the “Termination Date”), the directors and officers of the Corporation shall take all such action as may be necessary to dissolve and liquidate the Corporation within sixty days of the Termination Date. In the event that the Corporation is so dissolved and liquidated, liquidating distributions shall be made only with respect to the Public Shares and the Corporation shall pay no liquidating distributions with respect to any shares of Common Stock outstanding prior to the consummation of the IPO.

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D. A holder of Public Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event he demands conversion of his shares in accordance with paragraph B above. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Fund.

E. The Board of Directors shall be divided into two classes: Class A and Class B. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, and the directors in Class B shall be elected for a term expiring at the Annual Meeting of Stockholders one year thereafter. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

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D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 21 day of March, 1995.

/s/ Scott H. Margol

Sole Incorporator

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CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HEALTHCARE ACQUISITION CORP.

In accordance with Section 242 of the Delaware General Corporation Law (“GCL”), the following provisions of the Certificate of Incorporation of Healthcare Acquisition Corp., a Delaware corporation (the “Corporation”), filed with the Office of the Secretary of State of Delaware on March 21, 1995, Authentication Number 7504947, are hereby amended as follows:

1. Paragraph FIRST of the Certificate of Incorporation of the Corporation is amended to provide in its entirety as follows:

FIRST: The name of the Corporation is Encore Medical Corporation.

2. The first sentence of Paragraph FOURTH of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 36,000,000 of which 35,000,000 shares shall be Common Stock of the par value of $0.001 per share, and 1,000,000 shares shall be Preferred Stock of the par value of $0.001 per share.

3. Paragraph SIXTH of the Certificate of Incorporation of the Corporation is amended to provide in its entirety as follows:

SIXTH: The Board of Directors shall be divided into three (3) classes, which are hereby designated Class A, Class B and Class C, respectively. The names of the members of the Board of Directors of the Corporation who shall hold office until the annual meeting of stockholders at which their respective class of directors shall be elected and until their respective successors are duly elected and qualified, are as follows:

Class A	Class B	Class C
Lamar Laster	Dennis Enright	Nick Cindrich
Richard Relyea	Kenneth Davidson	Craig L. Smith
John Abeles	Jay Haft	Richard Martin
Joel Kanter

The address for each of the above directors is 9800 Metric Boulevard, Austin, Texas 78758.

The term of office of the initial Class A directors shall expire at the 1998 annual meeting of the stockholders; that of the initial Class B directors at the 1999 annual meeting of the stockholders; and that of the initial Class C directors at the 2000 annual meeting of the

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stockholders. At each annual meeting after the initial classification of directors, directors to replace those whose terms expire at such meeting shall be elected to hold office until the third succeeding annual meeting. In addition to the limitations imposed by law, the classification of directors shall be subject to the following limitations: (a) the number of directors shall be determined in accordance with the Bylaws of the Corporation and (b) the classes must be equal in number of possible.

The foregoing amendments were duly adopted in accordance with Section 242 (b) of the Delaware General Corporation Law on March 25, 1997.

IN WITNESS WHEREOF, this Certificate of Amendment is made the 25th day of March, 1997.

HEALTHCARE ACQUISITION CORP.

By:	/s/ John Abeles
John Abeles, President

ATTEST:

By:	/s/ Jay Haft
Jay Haft, Secretary

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CERTIFICATE OF DESIGNATIONS, PREFERENCES AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

OF

ENCORE MEDICAL CORPORATION

Pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware and Article Fourth A. of its Certificate of Incorporation, Encore Medical Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation, and pursuant to the General Corporation Law of the State of Delaware, the following resolution, establishing and designating a series of shares of Preferred Stock and fixing and determining the designations, preferences and rights, and the qualifications, limitations or restrictions thereof, was duly adopted by the Board of Directors and by all other necessary action on the part of the Corporation on April 12, 2001, and then reapproved in final form on May 29, 2001:

RESOLVED, that pursuant to the authority provided in the Corporation’s Certificate of Incorporation and expressly granted to and vested in the Board, the Board hereby creates out of the Preferred Stock, par value $0.001 per share, of the Corporation, a Series A Preferred Stock (the “Series A Preferred Stock”), and hereby fixes the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, to the extent not otherwise provided in the Corporation’s Certificate of Incorporation of the shares of such series as follows:

A. Number of Shares. The maximum number of authorized shares of Series A Preferred Stock shall be one hundred thirty-five thousand (135,000), unless and until such number is changed in accordance with applicable law and this resolution (the “Designating Resolution”).

B. Waivers Permitted. Notwithstanding anything to the contrary herein, any right, condition, requirement, or covenant contained in this Designating Resolution may be waived in writing by the holders of at least 51% of the Series A Preferred Stock then outstanding.

C. Preferences and Rights of Series A Preferred Stock.

1.	Dividends.

(a) The holders of Series A Preferred Stock shall be entitled to receive dividends at the rate of eight percent (8%) per share per annum payable semi-annually, when, if and as declared by the Board of Directors (“Board”) out of any assets legally available therefor. The right to such dividends on the Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year. No dividend shall be declared and paid on the Common Stock (herein so called) of the Corporation unless a dividend is also concurrently being declared and paid on the Series A Preferred Stock and no dividend shall be paid on the Common

Stock at a rate greater than the rate at which dividends are paid on the Series A Preferred Stock (based on the number of shares of Common Stock into which the Series A Preferred Stock is convertible on the date the dividend is declared).

2.	Liquidation Preference.

(a) Preference. If there is any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, an amount equal to at least $102.00 per outstanding share of Series A Preferred Stock, plus an amount equal to an eight percent (8%) annual compounded return on $102.00 per outstanding share of Series A Preferred Stock from the date of the initial purchase of such share less any dividends previously paid on such share (subject to adjustment under Section C.3.(e)); provided, however, that the holders of the Series A Preferred Stock shall not be entitled to any such preferential amounts if, in connection with any such liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock receive an amount equal to at least $306.00 per outstanding share of Series A Preferred Stock (subject to adjustment under Section C.3.(e)). If, upon the occurrence of any such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the preferential amount that each such holder is otherwise entitled to receive.

(b) Remaining Assets. If there are any assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts described in Section C.2(a) above or if no such preferential amounts are owed by the Corporation, then all such remaining assets shall be distributed first as may be required with respect to other series of Preferred Stock that may from time to time come into existence, and then to the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock.

(c) Deemed Liquidation Events.

(i) Any consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, transfer, lease, conveyance or disposition of all or substantially all of the assets of the Corporation to a single person or a group of affiliated persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section C.2, unless the stockholders of the Corporation immediately before such transaction own, directly or indirectly, immediately after the consummation of such transaction, at least 50% of the voting power of the surviving or purchasing entity (on an as-converted basis).

(ii) If any of such events described in Section C.2(c)(i) occurs and the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board.

3.	Conversion and Anti-Dilution Provisions.

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $102.00 (the “Initial Price”) by the Conversion Price (as defined below) at the time in effect for such share (the “Conversion Rate”). The conversion price per share shall be $102.00 divided by 100, as adjusted pursuant to Section C.3(d) and C.3(e) (the “Conversion Price”). If at any time less than twenty-five percent (25%) of the authorized Series A Preferred Stock remains outstanding, the Corporation shall have the right to convert the remaining outstanding shares of Series A Preferred Stock into Common Stock at the Conversion Rate at the time in effect for each such share of Series A Preferred Stock.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Series A Preferred Stock if, after May 2, 2002, the Corporation’s average closing share price for Common Stock as reported on NASDAQ for at least twenty (20) consecutive trading days exceeds three (3) times the Conversion Price.

(c) Mechanics of Conversion. Before any shares of Series A Preferred Stock shall be converted pursuant to Section C.3(a) or C.3(b) into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and (i) if being converted at the election of the holder pursuant to Section C.3(a), such holder must give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued, or (ii) if being converted at the election of the Corporation pursuant to Section C.3(a) or automatically pursuant to Section C.3(b), the Corporation must give written notice by mail, postage prepaid, to the holder at the last known address as reflected on the Corporation’s records of such conversion and requesting the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder if so directed, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately before the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d) Adjustments to Series A Preferred Stock Conversion Price for Certain Diluting Issues.

(i) Special Definitions. The following terms shall have the following meanings:

(1) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Common Stock, Series A Preferred Stock, or Convertible Securities.

(2) “Original Issue Date” shall mean the date on which a share of Series A Preferred Stock was first issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section C.3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of shares of Series A Preferred Stock;

(B) to officers, directors or employees of, or consultants or sales agents to, the Corporation directly or pursuant to stock option or restricted stock purchase plans or agreements either in place as of the Original Issue Date or as approved by the Board;

(C) as a dividend or distribution on Series A Preferred Stock;

(D) upon exercise or conversion of outstanding options or warrants, respectively; or

(E) for which adjustment of the Conversion Price is made pursuant to Section C.3(e); or

(F) in connection with lease lines, bank or other commercial financings, or other similar transactions that are approved by the Board; or

(G) in connection with the offering of shares of Common Stock or Convertible Securities resulting in aggregate gross proceeds to the Corporation of less than Two Million Dollars ($2,000,000).

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.3(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Series A Preferred Stock, the conversion or exchange of such Convertible Securities or Series A Preferred Stock, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of such Convertible Securities, or Series A Preferred Stock or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or Series A Preferred Stock;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock);

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities or Series A Preferred Stock only the Convertible Securities or Series A Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section C.3(d)) upon the issue of the

Convertible Securities or Series A Preferred Stock with respect to which such Options were actually exercised;

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lesser of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue,

(1) if such issuance occurs prior to the first anniversary of the Original Issue Date, to a price equal to the price per share of such issue, or

(2) if such issuance occurs on or after the first anniversary of the Original Issue Date, to a price (calculated to the nearest cent), determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully executed immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v) Determination of Consideration. For purposes of this Section C.3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.3(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities or Series A Preferred Stock, the exercise of such Options for Convertible Securities or Series A Preferred Stock and the conversion or exchange of such Convertible Securities or Series A Preferred Stock by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. If the Corporation at any time or from time to time after the initial issuance date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately before such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.3(e) or a merger or other reorganization that is considered a deemed liquidation event under Section C.2(c)), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

(g) No Fractional Shares and Certificates as to Adjustments. No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares of Common Stock issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock at the time being converted into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(h) Reservation of Stock Issuable On Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in its best efforts to obtain stockholder approval of any necessary amendment to the Articles of Incorporation of the Corporation.

4.	Voting Rights.

(a) In General. Except as otherwise provided for the election of directors (which shall be governed by Section C.4.(b)), the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The Series

A Preferred Stock shall not be entitled to vote as a class on any matter except as provided herein or as may be required by law.

(b) Board of Directors.

(i) For so long as at least twenty-five percent (25%) of the authorized Series A Preferred Stock is outstanding, the holders of Series A Preferred Stock, voting together as a class, shall be entitled, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors,

(1) if the Board consists of ten (10) or fewer members, to elect two (2) members of the Board; or

(2) if the Board consists of more than ten (10) members, to elect at least twenty percent (20%) of the number of members of the Board.

(ii) Any director elected pursuant to this Section C.4(b) shall hold office until (x) one (1) year from the date of such election, (y) until his successor is duly elected and qualified, or (z) until his earlier death, resignation or removal.

(iii) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock pursuant to Section C.4(b) hereof, the remaining director or directors so elected by the holders of the Series A Preferred Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series A Preferred Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series A Preferred Stock.

(c) Special Voting Rights. The Corporation shall not, without the vote or written consent of the holders of at least fifty-one percent (51%) of the then outstanding shares of the Series A Preferred Stock, voting together as a single class:

(i) amend its Certificate of Incorporation or Bylaws if such amendment would result in any change to the rights, preferences or privileges of the Series A Preferred Stock;

(ii) increase the number of authorized shares of Series Preferred Stock;

(iii) create any new class or series, or reclassify any existing class or series, having a preference over, or on a parity with, the Series A Preferred Stock with respect to voting rights or representation, dividends, redemptions, or upon liquidation;

(iv) redeem or repurchase shares of the Common Stock other than shares repurchased from employees or officers pursuant to stock option or restricted stock purchase plans or agreements either in place as of the Original Issue Date or as approved by the Board;

(v) effect any merger, consolidation or other business combination, or acquisition of stock or assets of a business, prior to the second anniversary of the Original Issue Date, provided, however, the provisions of this Section C.4(c)(v) shall not apply and the holders of the Series A Preferred Stock shall not be entitled to vote as a separate class with respect to any such transaction if (x) such transaction does not involve funded debt financing that would cause the Corporation’s total funded indebtedness after the transaction to exceed three and one-half (3.5) times the Corporation’s EBITDA (as defined below) computed on a pro forma basis, for the most recent trailing twelve (12) month period ending on the last day of the month immediately preceding the proposed closing of such transaction, or (y) such transaction shows that, based upon financial projections prepared by management, that the Company’s earnings per share will be higher by the end of the second year following such transaction than the Company’s earnings per share would otherwise have been if such transaction had not been effected; or

(vi) effect (x) any sale or other conveyance of all or substantially all of the assets of the Corporation, or (y) any merger, consolidation or other business combination unless the stockholders of the Corporation immediately before such transaction own, directly or indirectly, immediately after the consummation of such transaction, at least 50% of the voting power of the surviving or purchasing entity (on an as-converted basis), provided, however, the provisions of this Section C.4(c)(vi) shall not apply and the holders of the Series A Preferred Stock shall not be entitled to vote as a separate class with respect to any such transaction if the holders of the Series A Preferred Stock will receive an amount equal to at least $306.00 per outstanding share of Series A Preferred Stock (subject to adjustment under Section C.3(e)) in connection with such transaction; or

(vii) incur any funded indebtedness if as a result of such transaction, the total indebtedness of the Corporation after the transaction exceeds three and one-half (3.5) times the Corporation’s EBITDA, computed on a pro forma basis, for the most recent trailing twelve (12) month period ending on the last day of the month immediately preceding the proposed closing of such transaction.

For purposes of this Section C.4(c), “EBITDA” shall be defined as net profit before taxes plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, ignoring the effects of all extraordinary gains or losses, all determined in accordance with generally accepted accounting principles.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this 5th day of June, 2001.

ENCORE MEDICAL CORPORATION

By:	/s/ Harry L. Zimmerman

Name:	Harry L. Zimmerman

Its:	Executive V.P. – General Counsel

:

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

ENCORE MEDICAL CORPORATION

The undersigned, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify that:

1.	At a meeting of the Board of Directors of Encore Medical Corporation (the “Corporation”) a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting in its entirety the Article thereof numbered “NINTH.”

2.	That thereafter, pursuant to a resolution of its Board of Directors, by written consent in lieu of a special meeting of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

3.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	That the capital of said corporation shall not be reduced under or by reason of said amendment.

By: /s/ Harry L. Zimmerman

            Harry L. Zimmerman, Secretary

AMENDMENT TO CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

OF

ENCORE MEDICAL CORPORATION

Encore Medical Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 21, 1995, and was subsequently amended on March 25, 1997.

SECOND: The original Certificate of Designations, Preferences and Limitations of Series A Preferred Stock of the Corporation (“Certificate of Designations”) was filed with the Secretary of State of Delaware on June 7, 2001.

THIRD: This Amendment to the Certificate of Designations has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the board of directors of the Corporation and approved by a majority of the outstanding stock entitled to vote thereon.

FOURTH: The Certificate of Designations shall be amended as follows

        1. Amending Section A. by increasing the maximum number of authorized shares of Series A Preferred Stock from one hundred thirty-five thousand (135,000) shares to two hundred fifty-five thousand (255,000) shares, unless and until such number is changed in accordance with applicable law and the Certificate of Designations.

        2. Amending Section C.2(a) by deleting it in its entirety and inserting the following in its place:

(a) Preference. If there is any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, an amount per outstanding share of Series A Preferred Stock equal to the original amount actually paid for each outstanding share, plus an amount equal to an eight percent (8%) annual compounded return on the original amount actually paid for such share from the date of the initial purchase of such share less any dividends previously paid on such share (subject to adjustment under Section C.3(e)); provided, however, that the holders of the Series A Preferred Stock shall not be entitled to any such preferential amounts if, in connection with any such liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock receive at least three (3) times the original amount actually paid for each outstanding share of Series A Preferred Stock (subject to adjustment under Section C.3(e)). If, upon the occurrence of any such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the preferential amount that each such holder is otherwise entitled to receive.

        3. Amending Section C.3(a) by deleting it in its entirety and inserting the following in its place:

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the original amount actually paid for each share (the “Initial Price”) by the Conversion Price (as defined below) at the time in effect for such share (the “Conversion Rate”). The conversion price per share shall be the original amount actually paid for each share divided by 100, as adjusted pursuant to Section C.3(d) and C.3(e) (the “Conversion Price”). If at any time less than twenty-five percent (25%) of the authorized Series A Preferred Stock remains outstanding, the Corporation shall have the right to convert the remaining outstanding shares of Series A Preferred Stock into Common Stock at the Conversion Rate at the time in effect for each such share of Series A Preferred Stock.

        4. Amending Section C.3(b) by deleting it in its entirety and inserting the following in its place:

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Series A Preferred Stock if, after November 15, 2003, the Corporation’s average closing share price for Common Stock as reported on NASDAQ for at least twenty (20) consecutive trading days following November 15, 2003, exceeds three (3) times the Conversion Price.

FIFTH: Except as amended hereby, the Certificate of Designations otherwise remains unchanged and is in full force and effect.

IN WITNESS WHEREOF, Encore Medical Corporation has caused this Amendment to Certificate of Designations, Preferences and Limitations of Series A Preferred Stock to be signed by its Secretary this 7th day of February, 2002.

ENCORE MEDICAL CORPORATION

By: /s/ Harry L. Zimmerman

            Harry L. Zimmerman, Secretary

2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ENCORE MEDICAL CORPORATION

Encore Medical Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Encore Medical Corporation resolutions were duly adopted setting forth a proposed amendment to the Certification of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Certificate of Incorporation of the Corporation be amended by changing the FOURTH Article thereof so that, as amended, said Article shall be and read as follows:

“The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 51,000,000, of which 50,000,000 shall be Common Stock of the par value of $0.001 per share, and 1,000,000 shares shall be Preferred Stock of the par value of $0.001 per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on May 16, 2002. (for accounting purposes only)

IN WITNESS THEREOF, Encore Medical Corporation has caused this Certificate of Amendment to be signed by Harry L. Zimmerman, its Secretary, this 16th day of May, 2002.

/s/ Harry L. Zimmerman

Harry L. Zimmerman, Secretary

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

ENCORE MEDICAL CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (“DGCL”), the undersigned, pursuant to the provisions of the DGCL, does hereby certify and set forth as follows:

FIRST: The name of the corporation is ENCORE MEDICAL CORPORATION.

SECOND: The amendment to the first sentence of the FOURTH Article of the corporation’s Certificate of Incorporation to be effected hereby is as follows:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 101,000,000, of which 100,000,000 shall be Common Stock of the par value of $0.001 per share, and 1,000,000 shares shall be Preferred Stock of the par value of $0.001 per share.”

THIRD: That the amendments effected herein were authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of stockholders pursuant to Section 242 of the DGCL.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 4th day of December, 2003.

By:  /s/ Harry L. Zimmerman

        Harry L. Zimmerman, Executive Vice President &

        General Counsel